HOLLYER BRADY SMITH TROXELL
           BARRETT ROCKETT HINES & MONE LLP
                   551 Fifth Avenue
                  New York, NY 10176

                  Tel: (212) 818-1110
                  FAX: (212) 818-0494


                         August 16, 1999

Capital Cash Management Trust
380 Madison Avenue, Suite 2300
New York, New York 10017

Ladies and Gentlemen:

     You have requested that we render an opinion to Capital Cash Management (the "Trust") with respect post-effective amendment No. 40 (the "Amendment") to the Registration Statement of the Trust under the Securities Act of 1933 and No. 23 under the Investment Company Act of 1940 which you propose to file with the Securities and Exchange Commission (the "Commission"). The purpose of the amendment among other things is to provide that the existing shares of the Trust will now be designated "Original Shares" and a new class of shares will be created called "Service Shares," to be issued pursuant to a plan duly adopted under Rule 18(f)-3 under the 1940 Act, which plan is being filed as an exhibit to the Amendment. In addition, a new series is being created called Capital Cash U.S. Government Securities Trust Series, which will also offer both Original Shares and Service Shares.

     We have examined originals or copies, identified to our satisfaction as being true copies, of those corporate records of the Trust, certificates of public officials, and other documents and matters as we have deemed necessary for the purpose of this opinion. We have assumed without independent verification the authenticity of the documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.

     Upon the basis of the foregoing and in reliance upon such other matters as we deem relevant under the circumstances, it is our opinion that the Original Shares and Service Shares of each of the two portfolios of the Trust as described in the Amendment, when issued and paid for in accordance with the terms set forth in the prospectuses and statement of additional information of the Trust forming a part of its then effective Registration Statement as heretofore, hereby and hereafter amended, will be duly issued, fully-paid and non-assessable to the extent set forth therein.

     This letter is furnished to you pursuant to your request and to the requirements imposed upon you under the Act and is intended solely for your use for the purpose of completing the filing of the Amendment with the Commission. This letter may not be used for any other purpose or furnished to or relied upon by any other persons, or included in any filing made with any other regulatory authority, without our prior written consent.

     We hereby consent to the filing of this opinion with the Amendment.

                            Very truly yours,

                                 HOLLYER BRADY SMITH TROXELL
                               BARRETT ROCKETT HINES & MONE LLP


                    /s/ W.L.D. Barrett


                             By:_________________________________